Exhibit 99.1


               McDermott Announces Results For The 2003
            First Quarter and Increases Guidance for 2003


    NEW ORLEANS--(BUSINESS WIRE)--May 6, 2003--

    --  EPS of $0.55 per diluted share

    -- EPS before cumulative effect of an accounting change of $0.49 per diluted share

    --  Non-GAAP EPS of $0.13 per diluted share

    McDermott International Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported income before cumulative effect of an accounting change of $31.8 million, or $0.49 per diluted share, on revenues of $523.4 million for the 2003 first quarter, compared to a net loss of $0.6 million, $0.01 loss per diluted share, on revenues of $399.2 million for the 2002 first quarter.
    "I am pleased with the recent operational performance of our two business units - Marine Construction Services ("J. Ray") and Government Operations ("BWXT"). While it is too soon to declare a turnaround at J. Ray, the progress made in the first quarter is encouraging. With increased emphasis on national security, BWXT continues to produce strong operational and financial results. The focus for 2003 continues to be successful execution of our record backlog, as well as stabilization of J. Ray's operations," said Bruce
W. Wilkinson, chairman of the board and chief executive officer of McDermott.
    Management believes that the non-GAAP presentation of the Company's financial results set forth below provides investors with useful information to evaluate the financial results of the Company's ongoing operations for the 2003 first quarter and to compare those results with the Company's historical results. Further information with respect to the revaluation of the estimated B&W settlement cost is included in the following section of this release. A reconciliation between the results on a GAAP ("generally accepted accounting principles") and a non-GAAP basis follows (dollars in millions, except
EPS):


                                                               EPS
                                                             -------
Income before cumulative effect of an
 accounting change                              $31.8         $0.49

Revaluation of estimated after-tax B&W
 settlement costs                               (23.6)        (0.36)
                                               -------       -------
Non-GAAP results                                 $8.2         $0.13
                                               =======       =======


    Marine Construction Services Segment

    Revenues from the Marine Construction Services segment, which consists of J. Ray McDermott and its subsidiaries, increased 54% to $405.8 million in the 2003 first quarter. The revenue increase resulted from execution of fabrication and installation projects primarily in the Caspian Sea region, the Middle East and Southeast Asia, as well as topsides fabrication at the Morgan City, La., facility. Offsetting this revenue increase was reduced activity primarily for Gulf of Mexico projects.
    Operating income improved $27.5 million from an operating loss of $8.5 million in the 2002 first quarter to operating income of $19.0 million in the 2003 first quarter, primarily due to operating income from the projects mentioned above and customer acceptance of change orders on a deck fabrication project in the Middle East of approximately $11 million. During the 2003 first quarter, the delay in marine mobilization for a South American project and the continued underutilization of marine equipment in the Gulf of Mexico partially offset the improvement to operating income. The 2003 first quarter included no additional losses on the three EPIC spar projects, while the 2002 first quarter included losses on J. Ray's first EPIC spar project of $9.5 million and other Gulf of Mexico projects.
    At March 31, 2003, J. Ray's backlog was $2.0 billion and included $281 million related to three EPIC spar projects ("spar projects") and $257 million related to other contracts in loss positions. Backlog at Dec. 31, 2002 was $2.1 billion.

    Government Operations Segment

    The Government Operations segment consists primarily of BWX Technologies Inc. Revenues in this segment decreased $4.1 million to $117.7 million in the 2003 first quarter primarily due to BWXT recording its fees from a management services contract as revenues rather than recording the full amount of revenues from the contract. In addition, BWXT generated lower revenues from contract research activities and other government manufacturing operations. Higher volumes from the manufacture of nuclear components for certain U.S. Government programs partially offset these decreases.
    Operating income increased $5.9 million to $23.6 million in the 2003 first quarter, primarily due to higher volumes from the manufacture of nuclear components for certain U.S. Government programs resulting from higher earned engineering hours, favorable resolution on a contract dispute of $3.3 million and improved operating results from BWXT's joint ventures operating in Idaho, Texas and Tennessee. These increases were partially offset by lower volumes and margins from other government manufacturing operations.
    At March 31, 2003, BWXT's backlog was $1.6 billion, compared to backlog of $1.7 billion at Dec. 31, 2002.

    Corporate

    Corporate expenses increased $15.7 million to $26.4 million in the 2003 first quarter compared to the 2002 first quarter, primarily due to higher non-cash qualified pension plan expenses as a result of changes in the discount rate and plan asset performance.

    Other Income and Expense

    Interest income decreased $2.5 million to $1 million in the 2003 first quarter compared to the 2002 first quarter, primarily due to decreases in investments and prevailing interest rates. Interest expense decreased $3.5 million to $3.7 million in the 2003 first quarter, primarily due to the repayment of MI's remaining 9.375% Notes in March 2002. Other income decreased $0.8 million to $1.4 million in the 2003 first quarter, primarily due to foreign currency transaction losses.
    During the 2003 first quarter, the Company revalued certain components of the estimated settlement cost related to the Chapter 11 proceedings involving The Babcock & Wilcox Company ("B&W"), which resulted in a decrease of the liability to $86.4 million and recognition of other income of $24.1 million ($23.6 million net of tax). The consideration to be provided in the proposed settlement includes, among other things, McDermott common stock, a price share guaranty obligation and a promissory note. The decrease is primarily due to a decrease in the price of McDermott's common stock from Dec. 31, 2002 to March 31, 2003. The Company is required to revalue certain components of the estimated settlement cost quarterly and at the time the securities are issued. Upon issuance of the debt and equity securities, the Company will record such amounts as liabilities or stockholders' equity based on the nature of the individual securities.
    For the 2003 first quarter, the effective tax rate was 18.7% due to non-taxable income associated with the revaluation of the estimated cost of settlement of the B&W Chapter 11 proceedings, an increase in the valuation allowance for the realization of deferred tax assets and the mix of income and losses from various tax jurisdictions in which the Company operates.

    Cumulative Effect of an Accounting Change

    Effective Jan. 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," and recorded income of $3.7 million, or $0.6 per diluted share, as the cumulative effect of an accounting change, which is net of tax expense of $2.2 million. Substantially all of the asset retirement obligations relate to the remediation of BWXT's Nuclear Analytical Laboratory in Lynchburg, Va.

    THE BABCOCK & WILCOX COMPANY

    The Company wrote off its investment in B&W during the second quarter of 2002 and has not consolidated B&W with its financial results since the Chapter 11 bankruptcy filing on Feb. 22, 2000. B&W's revenues increased $2.0 million to $381.0 million in the 2003 first quarter, compared to $379.0 million in the 2002 first quarter. Net income increased to $13.5 million in the 2003 first quarter, compared to $10.5 million in the 2002 first quarter.

    GUIDANCE

    As a result of the improved earnings for the 2003 first quarter, the Company is revising its 2003 non-GAAP earnings guidance upwards to a range of $0.08 to $0.13 per diluted share. The 2003 guidance includes $87 million of pension expense. The 2003 guidance excludes those items that management believes are important to exclude for the purpose of understanding the financial results of the ongoing operations of the Company. Items excluded from the 2003 guidance are as follows:

    --  Revaluation of estimated after-tax B&W settlement cost

    -- Impact of a potential spin-off of the B&W portion of McDermott Incorporated's qualified pension plan (See Item 7 of McDermott's 2002 Form 10-K for additional information.)

    LIQUIDITY

    Due primarily to cost overruns on the spar projects, the Company experienced negative cash flows for the 2003 first quarter and expects to experience negative cash flows for the second and third quarters of 2003. For the 2003 year, the Company anticipates negative operating cash flows before capital expenditures of between $100 million and $120 million. Completion of the spar projects has and will continue to put a strain on the Company's liquidity. J. Ray intends to fund its negative cash flow through borrowings under the credit facility, intercompany loans from McDermott and sales of non-strategic assets including certain marine vessels. At May 1, 2003, the Company had liquidity of $177 million, which included unrestricted cash of $128 million and availability under its credit facility of $49 million.

    OTHER INFORMATION

    About the Company

    McDermott International Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
    Additional information concerning the Company can be found in its Form 10-Q for the quarter ended March 31, 2003 and its Form 10-K for the year ended Dec. 31, 2002.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott International Inc. cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. The forward-looking statements in this press release include, among other things, statements about the Company's and J. Ray's liquidity, earnings and liquidity guidance for the full year 2003, the estimated cash flows and timing to complete the spar projects, the estimated charges for the proposed settlement of the B&W Chapter 11 based on current negotiations, the probability of that proposed settlement and pension expense for 2003. Although McDermott's management believes that the expectations reflected in those forward-looking statements are reasonable, McDermott can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual and quarterly reports filed with the Securities and Exchange Commission.


  Conference Call to Discuss Press Release
  ----------------------------------------

  Date:      Wednesday, May 7, 2003 at 4:00 p.m. EDT (3:00 p.m. CDT)

  Webcast: Investor Relations section of Web site at www.mcdermott.com

  Dial-in:   (USA) 888/428-4480 or (International) 612/288-0337

  Replay:    May 7, 2003 beginning at 10:00 p.m. EDT (9:00 p.m. CDT)
             (USA) 800/475-6701 or (International) 320/365-3844
             Access code 681921


                     McDERMOTT INTERNATIONAL INC.
          CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                  Three Months Ended
                                                       March 31,
                                                   2003        2002
                                                  -------    --------
                                                     (Unaudited)
                                                (In thousands, except
                                                 share and per share
                                                      amounts)

Revenues                                         $523,479    $399,192
---------------------------------------------------------------------
Costs and Expenses:
   Cost of operations                             473,047     366,579
   Selling, general and administrative
    expenses                                       42,024      42,169
---------------------------------------------------------------------
                                                  515,071     408,748
=====================================================================
Equity in Income of Investees                       7,888       7,534
---------------------------------------------------------------------
Operating Income (Loss)                            16,296      (2,022)
---------------------------------------------------------------------
Other Income (Expense):
   Interest income                                    981       3,480
   Interest expense                                (3,659)     (7,165)
   Reduction in estimated cost of The Babcock
    & Wilcox Company bankruptcy settlement         24,071           -
   Other-net                                        1,454       2,223
---------------------------------------------------------------------
   Total Other Income (Expense)                    22,847      (1,462)
---------------------------------------------------------------------
Income (Loss) from Continuing Operations
 before Provision for (Benefit from) Income Taxes
   and Cumulative Effect of Accounting Change      39,143      (3,484)

Provision for (Benefit from) Income Taxes           7,307      (2,065)
---------------------------------------------------------------------
Income (Loss) from Continuing Operations
 before Cumulative Effect of Accounting Change     31,836      (1,419)

Income from Discontinued Operations                     -         826
---------------------------------------------------------------------
Income (Loss) before Cumulative Effect of
 Accounting Change                                 31,836        (593)

Cumulative Effect of Accounting Change              3,710           -
---------------------------------------------------------------------
Net Income (Loss)                                 $35,546       $(593)
=====================================================================
Earnings (Loss) per Common Share:
   Basic
      Income (Loss) from Continuing Operations
       before Cumulative Effect of
        Accounting Change                           $0.50      $(0.02)
      Income from Discontinued Operations              $-       $0.01
      Cumulative Effect of Accounting Change        $0.06          $-
      Net Income (Loss)                             $0.56      $(0.01)
      Weighted average common shares           63,469,672  61,024,612
   Diluted
      Income (Loss) from Continuing Operations
       before Cumulative Effect of
        Accounting Change                           $0.49      $(0.02)
      Income from Discontinued Operations              $-       $0.01
      Cumulative Effect of Accounting Change        $0.06          $-
      Net Income (Loss)                             $0.55      $(0.01)
      Weighted average common shares           65,056,267  61,024,612
=====================================================================

                     McDERMOTT INTERNATIONAL INC.
                          SEGMENT INFORMATION

                                                  Three Months Ended
                                                      March 31,
                                                  2003        2002
                                               ----------- -----------
                                                   (Unaudited; in
                                                      thousands)
REVENUES
                  Marine Construction Services   $405,782    $264,171
                  Government Operations           117,708     121,791
                  Power Generation Systems              -      13,242
                  Adjustments and Eliminations        (11)        (12)
----------------------------------------------------------------------
                              TOTAL              $523,479    $399,192
======================================================================

OPERATING INCOME (LOSS)
                  Marine Construction Services    $19,001     $(8,540)
                  Government Operations            23,625      17,758
                  Power Generation Systems             34        (538)
----------------------------------------------------------------------
                                                   42,660       8,680
                  Corporate                       (26,364)    (10,702)
----------------------------------------------------------------------

                             TOTAL                $16,296     $(2,022)
======================================================================

DEPRECIATION & AMORTIZATION
                  Marine Construction Services     $5,492      $5,641
                  Government Operations             3,152       2,660
                  Power Generation Systems              3         174
                  Corporate                           741         628
----------------------------------------------------------------------
                              TOTAL                $9,388      $9,103
======================================================================

CAPITAL EXPENDITURES
                  Marine Construction Services     $7,747      $6,052
                  Government Operations             2,142       4,285
                  Power Generation Systems              -         120
                  Corporate                             6         101
----------------------------------------------------------------------
                              TOTAL                $9,895     $10,558
======================================================================

BACKLOG
                  Marine Construction Services $2,049,698  $2,053,527
                  Government Operations         1,589,093   1,101,493
                  Power Generation Systems              -      38,888
                  Corporate                             -           -
----------------------------------------------------------------------
                              TOTAL            $3,638,791  $3,193,908
======================================================================




    CONTACT: McDermott International Inc., Houston
             Investor Relations & Corporate Communications
             Gay Stanley Mayeux, 281/870-5011
             gmayeux@mcdermott.com